Exhibit 99.1

News Release
Contacts Investors Peter Dworkin 650.554.2479 dworkipg@appliedbiosystems.com	William Craumer 650.638-6382 craumewc@appliedbiosystems.com

Investors (Europe) Katherine Genis +44 (0)20 8780 5029 katherine.genis@eur.appliedbiosystems.com	Media Ana Kapor 650.638.6227 kapora1@appliedbiosystems.com

APPLIED BIOSYSTEMS REPORTS FISCAL 2008

FIRST QUARTER RESULTS

•	Q1 net revenues increased 5% to $501.2 million

•	Q1 fully diluted GAAP and non-GAAP EPS of $0.32

•	SOLiD™ next-generation sequencing system enters full commercial release

FOSTER CITY, CA, October 24, 2007 – Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $501.2 million for the first quarter of fiscal 2008, an increase of approximately 5% over the prior year quarter revenues of $476.3 million. The net effect of foreign currency on net revenues was a favorable impact of approximately 2% compared to the prior year quarter.

For the first quarter of fiscal 2008, the Group reported net income of $60.9 million, or $0.32 per share, compared to a net loss of $58.7 million, or $0.32 per share, for the prior year quarter. Results in both periods were affected by the specified items described in the reconciliation below. The net loss in the first quarter of fiscal 2007 was directly attributable to a non-recurring charge of $114.3 million for the write off of acquired in-process research and development associated with the acquisition of Agencourt Personal Genomics. First quarter fiscal 2008 earnings per share (EPS) on a non-GAAP basis, excluding the specified items described below, were $0.32, a 10% increase compared to $0.29 for the prior year quarter. Compared to the prior year quarter, the net effect of foreign currency was a benefit of approximately $0.03 per share. In addition, the Group’s accelerated share repurchase (ASR) transaction executed in August had a net negative impact of $0.01 per share in the first fiscal quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“Highlights of the first quarter were a 12% increase in consumables revenues, expansion of gross margin and operating margin, and improved technical performance of the SOLiD™ next-generation sequencing system, which formally launches today at the American Society of Human Genetics conference,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Revenue growth during the quarter was broadly in line with what we expected in view of the 15% increase in the prior-year first quarter.”

During the first quarters of both fiscal 2008 and 2007, the Group recorded items that affected the comparability of results. For the first quarter of fiscal 2008, the Group recorded pre-tax items that increased income before taxes by approximately $5.0 million. These items included a gain of approximately $7.6 million primarily due to a settlement and licensing agreement and $2.6 million of amortization expense related to acquired intangibles. Also recorded during the first quarter of fiscal 2008 were tax charges of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

During the first quarter of fiscal 2007, the Group recorded pre-tax items that decreased income before taxes by approximately $126.1 million. These items included: a charge of $114.3 million to write off the value of acquired in-process research and development in connection with the Agencourt acquisition, a charge of $9.1 million related to the resolution of a legal dispute, and amortization expense of $2.7 million related to acquired intangibles. Also recorded during the first quarter of fiscal 2007 were tax benefits of $8.8 million related to the reduction in the valuation allowance related to certain German net operating loss carryforwards.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended September 30, 2007			Three months ended September 30, 2006
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts (2)
Operating income (loss)	$85.9	$5.0	$80.9	$(50.7)	$(126.1)	$75.4
Income (loss) before income taxes	90.6	5.0	85.6	(46.6)	(126.1)	79.5
Provision for income taxes	29.7	3.4	26.3	12.1	(12.6)	24.7
Net income (loss)	60.9	1.6	59.3	(58.7)	(113.5)	54.8

Earnings (loss) per share allocations(1)	0.1	0.1		(0.2)	(0.2)
Adjusted net income (loss) for earnings (loss) per share	$61.0	$1.7	$59.3	$(58.9)	$(113.7)	$54.8

Total diluted earnings (loss) per share	$0.32	$-	$0.32	$(0.32)	$(0.61)	$0.29

(1)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income (loss) for purposes of calculating earnings (loss) per share.
(2)	For purposes of calculating Non-GAAP EPS fully diluted shares of 189,207,000 was used.

Quarterly Financial Highlights

•	Revenues by source and the change relative to the prior year quarter were: $189.4 million for Instruments, a 4% decrease following a 15% increase in the prior-year quarter, which included a 19% increase in mass spectrometry; $216.2 million for Consumables, a 12% increase; and $95.6 million for Other Sources, including service and support, royalties, licenses, and consulting, a 10% increase.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $223.9 million in the United States, a 2% increase; $156.8 million in Europe, an 11% increase including favorable foreign currency effects of approximately 6%; $47.8 million in Japan, a 2% increase including favorable foreign currency effects of approximately 3%; and $51.2 million in Other Asia Pacific countries, an 8% increase including favorable foreign currency effects of approximately 2%. The Other Asia Pacific category now includes revenues from India and other countries in West Asia, which had previously been managed by our Europe region. Revenues from the prior year’s first quarter have been reclassified to reflect this change.

•	Gross margin in the first quarter of fiscal 2008 was 55.8%, versus 53.7% in the prior year quarter. The increase in gross margin was attributable to a number of factors including lower costs for enzymes, the favorable impact of currency, and increased royalty and license revenue.

•	Selling, general, and administrative (SG&A) expenditures in the first quarter of fiscal 2008 increased 10% to $148.4 million, or 29.6% of revenues, compared to $135.1 million, or 28.4% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by increased employee-related costs, particularly in sales and marketing, the reversal in the prior-year quarter of a $5 million litigation-related accrual, the unfavorable impact of currency, and expenses related to the review of Applera’s corporate structure.

•	Research, development, and engineering (R&D) expenditures in the first quarter of fiscal 2008 increased 12% to $50.6 million, or 10.1% of revenues, compared to $45.1 million, or 9.5% of revenues, in the prior year quarter. The increase in R&D expenditures was primarily due to investments in the SOLiD program.

•

Cash flow from continuing operations was $97.1 million and capital expenditures were $9.5 million for the quarter. Depreciation and amortization were $18.6 million. As of the end of the quarter, cash and short term investments were $277.2 million, down from $494.5 million as of June 30, 2007. This decrease was largely a result of the $600 million payment to Morgan Stanley for the ASR transaction, a portion of which was funded with cash and the balance of which was funded by $275 million in short-term debt. Accounts receivable were $414.1 million, representing 64 days sales outstanding, and inventory was $148.8 million, representing 3.6 months of inventory on hand.

Recent Business Developments

•	Today, Applied Biosystems announced the formal commercial launch of the SOLiD next-generation DNA sequencing system, following an accelerated development program and positive feedback from early-access customers. This robust system enters a market Applied Biosystems estimates will be $450 million annually by 2011.

•	In August, Applera announced that its Board of Directors had retained Morgan Stanley to explore possible alternatives to its current tracking stock structure. While a final decision has not been made related to this complex analysis, efforts to-date indicate a preference toward dissolving the current structure and creating separate publicly traded companies for Applied Biosystems and Celera. The Corporation intends to update shareholders as the analysis is completed and the decision is finalized.

•	Also in August, Applera announced that the Board of Directors increased to $1.2 billion the current authorization to repurchase shares of Applera Corporation-Applied Biosystems Group stock. Pursuant to the authorization, Applera executed the ASR transaction with Morgan Stanley (described above) and 16 million shares, or approximately 8.7% of the outstanding shares, were delivered to the Corporation following the quarter end.

Applied Biosystems Outlook

The Group believes that its fiscal year 2008 outlook and financial performance could be affected by a number of factors, including: the introduction and adoption of new products including the SOLiD system; the level of commercial investments in life science R&D; the level of government funding for life science research; legislation and funding for applications in the applied markets; the outcome of pending litigation matters; and competitive product introductions and pricing. Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2008:

•	Fiscal 2008 Revenue Growth Rate: The Group expects mid to high single digit growth assuming current exchange rates. Revenues are expected to increase for both Instruments and Consumables.

•	Fiscal 2008 Growth by Segment: The Group anticipates revenue growth in the DNA Sequencing, Real-Time PCR/Applied Genomics, and Mass Spectrometry categories and revenue declines in the Core PCR and DNA Synthesis category and in the Other Product Lines category. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	Fiscal 2008 Margins and Expenses: The Group expects continued gross margin expansion in fiscal 2008 compared to the fiscal 2007 gross margin of 55.3%. SG&A as a percent of total revenues is expected to be slightly higher than the prior year level of 28.3%. R&D as a percentage of total revenues is expected to be approximately equal to or slightly below the prior year level of 9.7%. The Group expects an increase in operating margin in fiscal 2008 compared to the operating margin of 17.2% in the prior year, excluding special items in both fiscal years as described in the Use of Non-GAAP Financial Information section below.

•	Fiscal 2008 Effective Tax Rate: The Group expects the effective annual tax rate used to calculate non-GAAP financial measures to be approximately 31%, compared to approximately 30% in fiscal 2007.

•	Fiscal 2008 non-GAAP Earnings Per Share Growth: The Group expects non-GAAP EPS to increase faster than the annual revenue growth rate. This includes the incremental impact of stock based compensation and the effective tax rate. The total impact of these items on fiscal 2008 non-GAAP EPS is expected to be approximately $0.05.

•	The total pre-tax impact of FAS 123R (accounting for stock-based compensation) in fiscal 2008 is expected to be approximately $22.0 million, with an EPS impact of approximately $0.08.

•	Fiscal 2008 Capital Spending: The Group expects capital spending to be in the range of $70-75 million.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; and amortization of acquired intangibles. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.213.4868 and enter passcode 30206613 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 24 until November 7, 2007. Interested parties should call 617.801.6888 and enter passcode 85035103.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Celera is a diagnostics business delivering personalized disease management solutions through a combination of tests and services based on proprietary genetics discovery platforms. The business is developing diagnostic products that predict disease risk and optimize therapy selection, monitoring and patient outcomes, based on the discovery and validation of novel markers in complex diseases such as cardiovascular disease, breast cancer, and liver and autoimmune diseases. Celera also maintains a strategic alliance with Abbott for the development and commercialization of some of its molecular diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) some of the intellectual property that is important to Applied Biosystems’ business is owned by other companies or institutions and licensed to Applied Biosystems, and legal actions against these companies or institutions could harm Applied Biosystems’ business; (9) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (10) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (11) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (12) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (13) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks, and SOLiD is a trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Ambion is a registered trademark of Ambion, Inc. Ambion is a wholly-owned subsidiary of Applera Corporation. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended
	September 30,
	2007	2006
Net revenues	$501.2	$476.3
Cost of sales	221.3	220.7

Gross margin	279.9	255.6
Selling, general and administrative	148.4	135.1
Research and development	50.6	45.1
Amortization of purchased intangible assets	2.6	2.7
Asset dispositions and legal settlements	(7.6)	9.1
Acquired research and development		114.3

Operating income (loss)	85.9	(50.7)
Gain on investments, net		0.2
Interest income, net	3.6	2.6
Other income (expense), net	1.1	1.3

Income (loss) before income taxes	90.6	(46.6)
Provision for income taxes	29.7	12.1

Net income (loss)	$ 60.9	$ (58.7)

Earnings (loss) per share analysis

Net income (loss)	$ 60.9	$ (58.7)
Allocated intercompany sales of assets(1)		(0.1)
Allocated interperiod taxes(1)	0.1	(0.1)

Total net income (loss) allocated	61.0	(58.9)
Less dividends declared on common stock	7.8	7.7

Undistributed earnings (loss)	$ 53.2	$ (66.6)

Allocation of basic earnings (loss) per share
Basic distributed earnings per share	$ 0.04	N/A (2)
Basic undistributed earnings per share	0.29	N/A (2)

Total basic earnings (loss) per share	$ 0.33	$ (0.32)

Allocation of diluted earnings (loss) per share
Diluted distributed earnings per share	$ 0.04	N/A (2)
Diluted undistributed earnings per share	0.28	N/A (2)

Total diluted earnings (loss) per share	$ 0.32	$ (0.32)

Weighted average number of common shares
Basic	182,971,000	182,079,000
Diluted	188,383,000	182,079,000

(1) Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

(2) Due to the net loss incurred for the first three months ended September 30, 2006, undistributed earnings per share have not been presented. Dividends of $0.04 per share from the first three months ended September 30, 2006 were distributed from prior period earnings.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended September 30,
	2007	2006	Change
DNA Sequencing	$129.0	$131.5	-2%
% of total revenues	26%	28%
Real-Time PCR/Applied Genomics(1)	180.1	156.1	15%
% of total revenues	36%	33%
Mass Spectrometry	121.1	116.0	4%
% of total revenues	24%	24%
Core PCR & DNA Synthesis	46.6	46.2	1%
% of total revenues	9%	10%
Other Product Lines(1)	24.4	26.5	-8%
% of total revenues	5%	5%

Total	$501.2	$476.3	5%

(1) Certain fiscal 2007 amounts have been reclassified.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$501.2	$16.1	$(0.6)	$516.7
Cost of sales	221.3	3.1	(0.1)	224.3

Gross margin	279.9	13.0	(0.5)	292.4
Selling, general and administrative	148.4	8.1		156.5
Research and development	50.6	10.7	(0.5)	60.8
Amortization of purchased intangible assets	2.6			2.6
Asset dispositions and legal settlements	(7.6)			(7.6)

Operating income (loss)	85.9	(5.8)		80.1
Interest income, net	3.6	7.2		10.8
Other income (expense), net	1.1	(0.3)		0.8

Income before income taxes	90.6	1.1		91.7
Provision for income taxes	29.7	0.4	(0.1)	30.0

Net income	$ 60.9	$ 0.7	$ 0.1	$ 61.7

Net income per share
Basic	$ 0.33	$0.01
Diluted	$ 0.32	$0.01

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$476.3	$ 10.2	$(1.1)	$485.4
Cost of sales	220.7	3.8	(0.4)	224.1

Gross margin	255.6	6.4	(0.7)	261.3
Selling, general and administrative	135.1	7.2		142.3
Research and development	45.1	13.2	(0.4)	57.9
Amortization of purchased intangible assets	2.7			2.7
Employee-related charges, asset impairments and other		3.5		3.5
Asset dispositions and legal settlements	9.1			9.1
Acquired research and development	114.3			114.3

Operating loss	(50.7)	(17.5)	(0.3)	(68.5)
Gain on investments, net	0.2			0.2
Interest income, net	2.6	6.5	0.1	9.2
Other income (expense), net	1.3	0.1		1.4

Loss before income taxes	(46.6)	(10.9)	(0.2)	(57.7)
Provision (benefit) for income taxes	12.1	(3.8)		8.3

Net loss	$ (58.7)	$ (7.1)	$(0.2)	$ (66.0)

Net loss per share
Basic	$ (0.32)	$(0.09)
Diluted	$ (0.32)	$(0.09)